Exhibit 4.4

Annual General Meeting of Shareholders

to be held on March 24, 2023

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

QUIPT HOME MEDICAL CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual general meeting (the “Meeting”) of shareholders of Quipt Home Medical Corp. (the “Corporation”) will be held at 1019 Town Drive, Wilder, Kentucky on Friday, the 24th day of March, 2023, at the hour of 10:00 a.m. (Eastern time) for the following purposes:

1.	to receive the audited financial statements of the Corporation for the year ended September 30, 2022 and the auditor’s report thereon;

2.	to elect directors for the ensuing year;

3.	to appoint the auditor of the Corporation for the ensuing year and authorize the directors to fix the auditor’s remuneration; and

4.	to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

This Notice of Meeting is accompanied by the Information Circular and either a form of proxy for registered shareholders or a voting instruction form for beneficial shareholders (collectively the “Meeting Materials”). A copy of the audited financial statements of the Corporation for the year ended September 30, 2022 and the auditors’ report thereon, and accompanying management discussion and analysis, will be available for review at the Meeting and are available to the public on the SEDAR website at www.sedar.com.

The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is February 8, 2023 (the “Record Date”). Shareholders of the Corporation whose names have been entered on the register of shareholders at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting.

A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with Computershare Investor Services Inc., 100 University Avenue, 8th floor, Toronto, Ontario, M5J 2Y1, facsimile: (416) 263-9524, not later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) prior to the time set for the Meeting or any adjournment thereof.

As described in the notice and access notification mailed to shareholders of the Corporation, the Corporation will deliver the applicable Meeting Materials to shareholders by posting the Meeting Materials online under the Corporation’s profile at www.sedar.com and at https://investorrelations.quipthomemedical.com/documents/investorrelation/circulars/2023/2023.pdf, where they will remain for at least one full year thereafter. The use of this alternative means of delivery is more environmentally friendly as it will help reduce paper use and it will also significantly reduce the Corporation’s printing and mailing costs.

All shareholders will receive a notice and access notification, together with a proxy or voting instruction form, as applicable, which will contain information on how to obtain electronic and paper copies of the Meeting Materials in advance of the Meeting.

DATED this 1st day of February, 2023.

BY ORDER OF THE BOARD

(signed) “Gregory Crawford”

Chairman of the Board of Directors

INFORMATION CIRCULAR

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

QUIPT HOME MEDICAL CORP.

(this information is given as of February 1, 2023)

1.             SOLICITATION OF PROXIES

This management information circular (the “Circular”) and accompanying form of proxy are furnished in connection with the solicitation, by management of Quipt Home Medical Corp. (the “Corporation”), of proxies to be used at the annual general meeting of the holders (the “Shareholders”) of common shares (“Common Shares”) of the Corporation (the “Meeting”) referred to in the accompanying Notice of Annual Meeting (the “Notice”) to be held on March 24, 2023, at the time and place and for the purposes set forth in the Notice. The solicitation will be made primarily by mail, subject to the use of Notice-and-Access Provisions (as defined below) in relation to delivery of the meeting materials, but proxies may also be solicited personally or by telephone by directors and/or officers of the Corporation, or by the Corporation’s transfer agent, Computershare Investor Services Inc. (“Computershare”), at nominal cost. The cost of solicitation by management will be borne by the Corporation. Pursuant to National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to forward proxy solicitation material to the beneficial owners of the Common Shares. The cost of any such solicitation will be borne by the Corporation.

2.             NOTICE-AND-ACCESS

The Corporation is sending out proxy-related materials to Shareholders using the notice-and-access provisions under National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) and NI 54-101 (the “Notice-and-Access Provisions”). The Corporation anticipates that use of the Notice-and-Access Provisions will benefit the Corporation by reducing the postage and material costs associated with the printing and mailing of the proxy-related materials and will additionally reduce the environmental impact of such actions.

Shareholders will be provided with electronic access to the Notice and this Circular on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and at https://investorrelations.quipthomemedical.com/documents/investorrelation/circulars/2023/2023.pdf.

Shareholders are reminded to review the Circular before voting. Shareholders will receive paper copies of a notice package (the “Notice Package”) via pre-paid mail containing a notice with information prescribed by the Notice-and-Access Provisions and a form of proxy (if you are a registered Shareholder) or a voting instruction form (if you are a non-registered Shareholder). The Corporation will not use procedures known as ‘stratification’ in relation to the use of Notice-and-Access Provisions. Stratification occurs when an issuer using Notice-and-Access Provisions sends a paper copy of the Circular to some securityholders with a Notice Package.

Shareholders with questions about notice-and-access can call Computershare toll-free at 1 (866) 964-0492 (Canada and the U.S. only) or direct at (514) 982-8714 (outside Canada and the U.S. and entering your 15-digit control number as indicated on your voting instruction form or proxy). Shareholders may obtain paper copies of the Circular free of charge by calling 1 (866) 466-5355 at any time up until and including the date of the Meeting, including any adjournment or postponement thereof. Any Shareholder wishing to obtain a paper copy of the meeting materials should submit their request no later than 5:00 p.m. (ET) on March 10, 2023 in order to receive paper copies of the meeting materials in time to vote before the Meeting. Under the Notice-and-Access Provisions, meeting materials will be available for viewing on the Corporation’s website for one year from the date of posting.

3.             RECORD DATE

Shareholders of record at the close of business on February 8, 2023 are entitled to receive notice of and attend the Meeting in person or by proxy and are entitled to one vote for each Common Share registered in the name of such Shareholder in respect of each matter to be voted upon at the Meeting.

4.             APPOINTMENT OF PROXIES

The persons named in the enclosed form of proxy are directors and/or officers of the Corporation. Each Shareholder submitting a proxy has the right to appoint a person or company (who need not be a Shareholder), other than the persons named in the enclosed form of proxy, to represent such Shareholder at the Meeting or any adjournment or postponement thereof. Such right may be exercised by inserting the name of such representative in the blank space provided in the enclosed form of proxy. All proxies must be executed by the Shareholder or his or her attorney duly authorized in writing or, if the Shareholder is a corporation, by an officer or attorney thereof duly authorized.

A proxy will not be valid for the Meeting or any adjournment or postponement thereof unless it is completed and delivered to Computershare no later than 11:00 a.m. (ET) on March 22, 2023 (or, if the Meeting is adjourned or postponed, 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of holding the Meeting) in accordance with the delivery instructions below or delivered to the chairman (the “Chairman”) of the board of directors of the Corporation (the “Board”) on the day of the Meeting, prior to the commencement of the Meeting or any adjournment or postponement thereof. The time limit for deposit of proxies may be waived or extended by the Chairman of the Meeting at his discretion, without notice.

A registered Shareholder may submit his/her/its proxy by mail, by telephone or over the internet in accordance with the instructions below. A non-registered Shareholder should follow the instructions included on the voting instruction form provided by his or her Intermediary (as defined below).

Voting Instructions for Registered Holders

A registered Shareholder may submit a proxy by (i) mailing a copy to Computershare Investor Services Inc., Attention: Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario M5J 2Y1, (ii) telephone by entering the 15 digit control number at 1 (866) 732-8683 (Canada and the U.S. only) or (312) 588-1290 (outside Canada and the U.S.), or (iii) online by entering the 15 digit control number at www.investorvote.com.

5.             REVOCATION OF PROXIES

Proxies given by Shareholders for use at the Meeting may be revoked at any time prior to their use. Subject to compliance with the requirements described in the following paragraph, the giving of a proxy will not affect the right of a Shareholder to attend, and vote in person at, the Meeting.

In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Shareholder or his/her attorney duly authorized in writing, or, if the Shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized and deposited with Computershare, in a manner provided above under “Proxy and Voting Information – Appointment of Proxies”, at any time up to and including 11:00 a.m. (ET) on March 22, 2023 (or, if the Meeting is adjourned or postponed, 48 hours (Saturdays, Sundays and holidays excepted) prior to the holding of the Meeting) or, with the Chairman at the Meeting on the day of such meeting or any adjournment or postponement thereof, and upon any such deposit, the proxy is revoked.

6.             NON-REGISTERED HOLDERS

Only registered Shareholders, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, Common Shares beneficially owned by a non-registered Shareholder (a “Non-Registered Holder”) are registered either (i) in the name of an intermediary (each, an “Intermediary” and collectively, the “Intermediaries”) that the Non-Registered Holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered savings plans, registered retirement income funds, registered education savings plans and similar plans, or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant.

In accordance with the requirements of NI 54-101, the Corporation has distributed copies of the form of proxy and supplemental mailing card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Intermediaries will generally use service companies (such as Broadridge Financial Solutions, Inc.) to forward the Meeting Materials to Non-Registered Holders. Generally, a Non-Registered Holder who has not waived the right to receive Meeting Materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on the type of form they receive:

(1)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the Meeting Materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non- Registered Holder’s behalf), but wishes to direct the voting of the Common Shares they beneficially own, the voting instruction form must be submitted by mail, telephone or over the internet in accordance with the directions on the form. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder; or

(2)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the Meeting Materials, a form of proxy that has already been signed by the Intermediary (typically by facsimile, stamped signature) which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf) but wishes to direct the voting of the Common Shares they beneficially own, the Non-Registered Holder must complete the form of proxy and submit it to Computershare as described above. If a Non-Registered Holder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Non-Registered Holder’s behalf), the Non-Registered Holder must strike out the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.

In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries, including those regarding when and where the proxy or the voting instruction form is to be delivered.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.

A Non-Registered Holder may fall into two categories – those who object to their identity being made known to the issuers of the securities which they own (“Objecting Beneficial Owners”) and those who do not object to their identity being made known to the issuers of the securities which they own (“Non-Objecting Beneficial Owners”). Subject to the provisions of NI 54-101, issuers may request and obtain a list of their Non-Objecting Beneficial Owners from Intermediaries. Pursuant to NI 54-101, issuers may obtain and use the Non-Objecting Beneficial Owners list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to Non-Objecting Beneficial Owners. The Corporation is sending Meeting Materials directly to Non-Objecting Beneficial Owners; the Corporation uses and pays Intermediaries and agents to send the Meeting Materials.

In accordance with applicable securities law requirements, the Corporation has also distributed copies of the Meeting Materials to the clearing agencies and Intermediaries for distribution to Objecting Beneficial Owners. Intermediaries are required to forward the Meeting Materials to Objecting Beneficial Owners unless an Objecting Beneficial Owner has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Objecting Beneficial Owners. However, the Corporation does not intend to pay for Intermediaries to deliver the proxy-related materials to Objecting Beneficial Owners. If the Corporation does not pay for an intermediary to deliver materials to Objecting Beneficial Owners, Objecting Beneficial Owners will not receive the materials unless their intermediary assumes the cost of delivery

These securityholder materials are being sent to both registered Shareholders and Non-Registered Holders utilizing the Notice-and-Access Provisions. If you are a Non-Registered Holder, and the Corporation or its agent sent these materials directly to you, your name, address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding securities on your behalf.

By choosing to send these materials to you directly utilizing the Notice-and-Access Provisions, the Corporation (and not the Intermediary holding securities on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instruction form as specified in the request for voting instructions that was sent to you.

7.             EXERCISE OF DISCRETION BY PROXIES

Common Shares represented by properly executed proxies in favour of the persons named in the enclosed form of proxy will be voted on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to the matters identified in the proxy, the Common Shares will be voted or withheld from voting in accordance with the specifications so made. Where Shareholders have properly executed proxies in favour of the persons named in the enclosed form of proxy and have not specified in the form of proxy the manner in which the named proxies are required to vote the Common Shares represented thereby, such shares will be voted in favour of the passing of the matters set forth in the Notice. If a Shareholder appoints a representative other than the persons designated in the form of proxy, the Corporation assumes no responsibility as to whether the representative so appointed will attend the Meeting on the day thereof or any adjournment or postponement thereof.

The enclosed form of proxy confers discretionary authority with respect to amendments or variations to the matters identified in the Notice and with respect to other matters that may properly come before the Meeting. At the date hereof, the management of the Corporation and the Board know of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which at present are not known to the management of the Corporation and the Board should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies

Unless otherwise indicated in this Circular and in the form of proxy and Notice attached hereto, Shareholders shall mean registered Shareholders.

8.             INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as described elsewhere in this Circular, management of the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of (a) any director or executive officer of the Corporation, (b) any proposed nominee for election as a director of the Corporation, and (c) any associates or affiliates of any of the persons or companies listed in (a) and (b), in any matter to be acted on at the Meeting.

9.             VOTING SECURITIES AND PRINCIPAL HOLDERS

As at the date hereof, the Corporation had 36,037,276 Common Shares outstanding, representing the Corporation's only securities with respect to which a voting right may be exercised at the Meeting. Each Common Share carries the right to one vote at the Meeting. A quorum for the transaction of business at the Meeting is two Shareholders, or one or more proxyholders representing two Shareholders, or one Shareholder and a proxyholder representing another Shareholder, holding or representing not less than five percent (5%) of the issued and outstanding Common Shares enjoying voting rights at the Meeting.

To the knowledge of the Board and senior officers of the Corporation as at the date hereof, based on information provided on the System for Disclosure by Insiders (SEDI) and on information filed by third parties on the System for Electronic Document Analysis and Retrieval (SEDAR), no person or corporation beneficially owned, directly or indirectly, or exercised control or discretion over, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation.

10.           BUSINESS OF THE MEETING

To the knowledge of the directors of the Corporation, the only matters to be brought before the Meeting are those set forth in the accompanying Notice of Meeting.

(i)	Financial Statements

Pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”), the directors of the Corporation will place before the shareholders at the Meeting the audited financial statements of the Corporation for the year ended September 30, 2022 and the auditors’ report thereon. Shareholder approval is not required in relation to the financial statements.

(ii)           Election of Directors

The Board presently consists of four directors. All of the current directors have been directors since the dates indicated below and all will be standing for re-election. The Board recommends that shareholders vote FOR the election of the four nominees of management listed in the following table.

Each director will hold office until his re-election or replacement at the next annual meeting of the shareholders unless he resigns his duties or his office becomes vacant following his death, dismissal or any other cause prior to such meeting.

Unless otherwise instructed, proxies and voting instructions given pursuant to this solicitation by the management of the Corporation will be voted for the election of the proposed nominees. If any proposed nominee is unable to serve as a director, the individuals named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

Advance Notice Provisions

The Corporation’s Articles provide for advance notice of nominations of directors of the Corporation which require that advance notice be provided to the Corporation in circumstances where nominations of persons for election to the Board are made by shareholders of the Corporation other than pursuant to: (i) a requisition of a meeting of shareholders made pursuant to the provisions of the BCBCA; or (ii) a shareholder proposal made pursuant to the provisions of the BCBCA. A copy of the Articles are available under the Corporation’s profile on SEDAR at www.sedar.com.

Nominees to the Board of Directors

Name and Residence	Position and Office	Principal Occupation or Employment(1)	Served as Director Since	Number of Common Shares over which Control or Direction is Exercised(1)
Gregory Crawford Fort Thomas, Kentucky	President, Chief Executive Officer and Director	President, Chief Executive Officer of the Corporation since December 21, 2017. Chief Operating Officer of the Corporation from April 19, 2016 to December 21, 2017.	December 21, 2017	1,314,351(4)
Mark Greenberg(2)(3) Cincinnati, Ohio	Director	Managing Partner of Silverstone Capital Advisors since March 2009.	December 21, 2017	21,847(5)
Kevin Carter(2)(3) Bellbrook, Ohio	Director

Partner/Physician/Director of Providence Medical Group since June 2014.

Medical Director of the Kettering Health Network Sleep Disorder Centers since January 2016.

Medical Director at the Englewood Sleep Center since October 2020.

Veteran Affairs of Dayton physician since February 2020

			December 7, 2020	5,000(6)
Brian Wessel(2)(3) San Antonio, Texas	Director	Retired partner from Ernst & Young, LLP, serving from January 1988 until July 2021.	February 2, 2022	Nil(7)

Notes:

(1)	The information as to principal occupation, business or employment and shares beneficially owned or controlled is not within the knowledge of management of the Corporation and has been furnished by the respective individuals.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	In addition, Mr. Crawford holds stock options exercisable for up to 656,000 Common Shares and restricted share units for up to 399,024 Common Shares.

(5)	In addition, Mr. Greenberg holds stock options exercisable for up to 488,750 Common Shares and restricted share units for up to 140,000 Common Shares.

(6)	In addition, Mr. Carter holds stock options exercisable for up to 55,625 Common Shares and restricted share units for up to 13,125 Common Shares.

(7)	Mr. Wessel holds stock options exercisable for up to 75,000 Common Shares.

Corporate Cease Trade Orders or Bankruptcies

None of the proposed directors of the Corporation is, as at the date hereof, or has been, within the previous 10 years, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, (i) was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

None of the proposed directors of the Corporation is, as at the date hereof, or has been, within the previous 10 years, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

None of the proposed directors of the Corporation has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Personal Bankruptcies

None of the proposed directors of the Corporation has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

(iii)             Appointment of Auditor

In accordance with NI 51-102, the Corporation changed its auditors from MNP LLP to BDO USA, LLP, located in Cincinnati, Ohio, effective May 18, 2022. Pursuant to subsection 4.11(5)(c) of NI 51-102 a copy of the “reporting package” is attached hereto as Exhibit “A”. As indicated in the notice contained in the “reporting package”, there are no reportable disagreements between the Corporation and MNP LLP.

The directors of the Corporation recommend that shareholders vote, and unless otherwise instructed, the persons named in the enclosed proxy or voting instruction form intend to vote such proxy or voting instruction form, in favor of the appointment of BDO USA LLP, and the authorization of the directors of the Corporation to fix their remuneration. To be adopted, this resolution is required to be passed by the affirmative vote of a majority of the votes cast at the Meeting.

11.             CORPORATE GOVERNANCE DISCLOSURE

Set forth below is a description of the Corporation’s current corporate governance practices, as prescribed by Form 58-101F1, which is attached to National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”):

Board of Directors

The directors have determined that Mark Greenberg, Kevin Carter and Brian Wessel, current and prospective members of the Board, are independent as such term is defined in NI 58-101, and that Gregory Crawford (President and Chief Executive Officer), current and prospective member of the Board, is the Chairman of the Board and not independent as such term is defined in NI 58-101, as he is an executive officer (as such term is defined in NI 51-102) of the Corporation. The Board has traditionally been comprised of only three or four members, accordingly, other than meetings held quarterly related to the approval and filing of quarterly financial statements, the Board and the independent directors engage on a regular basis on a more informal basis.

Directorships

No directors and prospective directors of the Corporation are presently directors of other issuers that are reporting issuers (or the equivalent).

Meeting Attendance

The following table summarizes for each of the directors the number of Board and Board committee meetings they attended for the fiscal year ended September 30, 2022.

Director	Board Meetings	Audit Committee Meetings
Gregory Crawford	10/10	6/6
Mark Greenberg	10/10	6/6
Kevin Carter	8/10	4/6
Brian Wessel	8/8	5/5
Eugene Ewing	2/2	1/1

Board Mandate

Due to the relative small size of the Board (currently only four members and traditionally only three), the Board has not adopted a written mandate and is able to stay in close contact with each other and management of the Corporation to ensure they are kept abreast of transactions and material events to provide the necessary guidance and approvals. The duties and responsibilities of the Board are to supervise the management of the business and affairs of the Corporation and to act with a view towards the best interests of the Corporation. The Board delegates day-to-day management of the Corporation to executive officers, relying on them to keep it apprised of all significant developments affecting the Corporation. In discharging its mandate, the Board is responsible for the oversight and review of the development of, among other things, the following matters: the strategic planning process of the Corporation; identifying the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks; succession planning, including appointing, training and monitoring senior management; and the integrity of the Corporation’s internal control and management information systems. The Board also has the mandate to assess the effectiveness of the Board as a whole, its committees and the contribution of individual directors. The Board discharges its responsibilities directly and through its committees.

Position Descriptions

The Corporation has not formally developed a position description for the Chief Executive Officer, Chairman of the Board or the Chairman of each Board committee. The Board is satisfied that each of the Chief Executive Officer, Chairman of the Board or the Chairman of each Board committee are fully aware of their responsibilities and those matters which are within their mandates. Members of the Board meet regularly with the Chief Executive Officer to discuss the activities of the Corporation, the direction of the Corporation and role and responsibilities of the Chief Executive Officer. Board consideration and approval is also required for all material contracts and business transactions and all debt and equity financing proposals.

Orientation and Continuing Education

While the Corporation does not currently have a formal orientation and education program for new members of the Board, the Corporation provides such orientation and education on an ad hoc and informal basis.

Ethical Business Conduct

The Corporation has adopted a written Code of Business Conduct and Ethics (the “Code”) that is applicable to all employees, contractors, consultants, officers and directors of the Corporation. The Code contains general guidelines for conducting the business of the Corporation, consistent with high standards of business ethics. All departures from, all amendments to the Code, and all waivers of the Code with respect to any of the senior officers covered by it, which waiver may be made only by the Board in respect of senior officers, will be disclosed as required. The Code has been filed under the Corporation’s profile on SEDAR www.sedar.com and is available on the Corporation’s website at https://quipthomemedical.com/corporate-ethics-policy/.

The Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	avoidance of conflicts of interest with the interests of the Corporation;

•	confidentiality of corporate information;

•	protection and proper use of corporate opportunities;

•	compliance with applicable governmental laws, rules and regulations, including insider trading laws;

•	the prompt internal reporting of any violations of the Code to an appropriate person or person identified in the Code; and

•	accountability for adherence to the Code

The Code sets the minimum standards expected to be met or exceed in all business and dealings of the Corporation, and provides guidelines to help address new situations. The directors maintain that the Corporation must conduct and be seen to conduct its business dealings in accordance with all applicable laws and the highest ethical standards. The Corporation’s reputation for honesty and integrity amongst its Shareholders and other stakeholders is key to the success of its business. No employee or director will be permitted to achieve results through violation of laws or regulations, or through unscrupulous dealings.

The Code includes a “whistleblowing” provision establishing a procedure for the Corporation to receive confidential and anonymous concerns and/or complaints regarding a reportable behaviour, as well as procedures to investigate, escalate, report and address allegations of reportable behaviour received by the Corporation.

Any director with a conflict of interest or who is capable of being perceived as being in conflict of interest with respect to the Corporation must abstain from discussion and voting by the Board or any committee of the Board on any motion to recommend or approve the relevant agreement or transaction. The Board must comply with conflict of interest provisions of the BCBCA.

Nomination of Directors

Both the directors and management are responsible for selecting nominees for election to the Board. At present, there is no formal process established to identify new candidates for nomination. The Board and management determine the requirements for skills and experience needed on the Board from time to time. The present Board and management expect that new nominees have a track record in general business management, special expertise in an area of strategic interest to the Corporation, the ability to devote the time required, support for the Corporation’s business objectives and a willingness to serve.

Compensation

For fiscal year ended September 30, 2022, the directors carried out the evaluation of the Chief Executive Officer and developed the appropriate compensation policies for both the employees of the Corporation and the directors of the Corporation. To determine appropriate compensation levels, the directors reviewed compensation paid for directors and Chief Executive Officers of companies of similar size and stage of development in the healthcare industry and determined an appropriate compensation reflecting the need to provide incentive and compensation for the time and effort expended by the directors and senior management while taking into account the financial and other resources of the Corporation. In setting compensation levels, the directors annually review the performance of the Chief Executive Officer in light of the Corporation’s objectives and consider other factors that may have impacted the success of the Corporation in achieving its objectives. The directors may engage independent compensation advice in order to fulfill their mandate.

Subsequent to the fiscal year ended September 30, 2022, on October 31, 2022, the Board established a compensation committee (the “Compensation Committee”). The purpose of the Compensation Committee is to assist the Board in monitoring, reviewing and approving compensation policies and practices of the Corporation and administering the Corporation’s security compensation plans. At present, the Compensation Committee is comprised of three (3) directors, Mark Greenberg (Chair), Brian Wessel and Kevin Carter. Each member of the Compensation Committee is independent, as such term is defined in National Instrument 52-110 – Audit Committees (“NI 52-110”) and in the BCBCA.

Other Board Committees

The Board has no committees other than the Audit Committee and the Compensation Committee.

Assessments

The directors believe that nomination to the Corporation’s board of directors is not open ended and that directorships should be reviewed carefully for alignment with the strategic needs of the Corporation. To this extent, the directors constantly review (i) individual director performance and the performance of the Board as a whole, including processes and effectiveness; and (ii) the performance of the Chairman, if any, of the Board.

Director Term Limits and Other Mechanisms of Board Renewal

The Corporation does not have a retirement policy and does not discriminate based on age. Similarly, the Board has not adopted a term limit for directors or established a formal process for the renewal of Board membership. The Board is of the view that the imposition of arbitrary director term limits may diminish the benefits derived from continuity amongst members and their familiarity with the Corporation and the industry in which it operates, and could unnecessarily expose the Corporation to losing experienced and valuable talent. The Board’s renewal process is built around the concept of performance management.

Diversity

Policies Regarding Representation of Women

The Corporation does not have a formal policy with respect to the representation of women on the Board. The Board is mindful of the benefit of diversity on the Board and regards involvement of women and their experience and input as constructive to the Board’s decision-making process. Establishing and implementing a policy regarding female representation on the Board will be an element that the Corporation will take into consideration going forward. As at the date hereof and during the year ended September 30, 2022, none of the Board members are or were women. The Board is committed to increasing that level as board turnover occurs from time to time taking into account the skills, background, experience and knowledge desired at a particular time by the Board and its committees.

In general, the Board aspires to continuously improving the diversity of the Board and the Corporation’s management team. While the Board has not adopted any formal diversity policies and makes executive officer appointment decisions based on merit, the Board believes that diversity (including, but not limited to, gender) is important to ensure that the profiles of directors and members of the Corporation’s executive management provide the necessary range of perspectives, experience and expertise required to achieve effective stewardship and management. The Corporation believes that diversity is an important attribute of a well-functioning Board and an efficient team of executive officers. The Corporation recognizes that gender diversity is a significant aspect of diversity and believes women play an important leadership role in executing on the Corporation’s strategy, and this belief forms an important part of the focus of management in the appointment and recruitment of officers and the Board in the search and selection of nominee directors.

Consideration of the Representation of Women in the Director Identification and Selection Process

The Board will have the responsibility to take gender into consideration as part of its overall recruitment and selection process in respect of the Board. Accordingly, when searching for new directors, the Board will consider the level of women representation on the Board and, where appropriate, will recruit qualified women candidates as part of the Corporation’s overall recruitment and selection process to fill Board positions, as the need arises, through vacancies, growth or otherwise.

Consideration Given to the Representation of Women in Executive Officer Appointments

The Corporation will consider and be sensitive to the representation of women when making executive officer appointments. However, considering the relatively small number of positions in question, the Corporation refrains from setting targets for the representation of women among its executive officers. It is important that each individual appointed as an executive officer be considered on the individual’s merits and on the needs of the Corporation at the relevant time. Targets based on specific criteria could limit the Corporation’s ability to appoint the individual who is the best qualified for the position. As of September 30, 2022, there were no women occupying an executive officer position with the Corporation. The Corporation remains committed to monitoring the gender diversity of its executive officers going forward.

Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

The Corporation has not adopted a measurable objective for achieving gender diversity on the Board or in executive officer positions. The Corporation will consider establishing measurable objectives and targets as it further develops.

12.             AUDIT COMMITTEE

At present, the Corporation’s Audit Committee is comprised of three (3) directors, Brian Wessel (Chair), Mark Greenberg and Kevin Carter. Each member of the audit committee is independent, as such term is defined in NI 52-110 and in the BCBCA, financially literate, as such term is defined in NI 52-110, as they have an understanding of the accounting principles used to prepare the Corporation’s financial statements, experience preparing, auditing, analyzing or evaluating comparable financial statements and experience as to the general application of relevant accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

For additional information regarding the Corporation’s Audit Committee, including the full text of the Audit Committee’s charter, and information concerning the relevant education and experience of the Audit Committee members, please refer to the section entitled “Audit Committee Information” in the Corporation’s annual information form dated December 23, 2022 in respect of its financial year ended September 30, 2022, a copy of which is available under the Corporation’s profile on SEDAR at www.sedar.com.

13.             EXECUTIVE COMPENSATION

Securities legislation requires the disclosure of the compensation received by each “Named Executive Officer” (“Named Executive Officer”) of the Corporation for the most recently completed financial year. “Named Executive Officer” is defined by the legislation to mean: (i) the Chief Executive Officer of the Corporation; (ii) the Chief Financial Officer of the Corporation; (iii) each of the Corporation’s three most highly compensated executive officers or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year and whose total compensation was, individually, more than $150,000 for that financial year; and (iv) each individual who would be a “Named Executive Officer” under paragraph (iii) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of the most recently completed financial year.

Compensation Discussion and Analysis

During the financial year ended September 30, 2022, the Corporation’s executive compensation program was administered by the Board. The Corporation’s executive compensation program has the objective of attracting and retaining a qualified and cohesive group of executives, motivating team performance and the aligning of the interests of executives with the interests of the Corporation’s shareholders through a package of compensation that is simple and easy to understand and implement. Compensation under the program was designed to achieve both current and longer-term goals of the Corporation and to optimize returns to shareholders. In addition, in order to further align the interests of executives with the interests of the Corporation’s shareholders, the Corporation has implemented share ownership incentives through the Omnibus Plan (as defined below). The Corporation’s overall compensation objectives are in line with its peer group of healthcare companies with opportunities to participate in equity.

The main components of the Corporation’s compensation program is as follows: (i) base salary (fixed cash amount), (ii) short-term performance incentives (variable cash bonuses), and (iii) a broad range of long-term “at risk” equity-based incentives under the Omnibus Plan.

In determining the total compensation of any member of senior management, during the financial year ended September 30, 2022, the Board considered all elements of compensation in total rather than one element in isolation. The Board also examined the competitive positioning of total compensation and the mix of fixed, incentive and share-based compensation.

Base Salary

During the financial year ended September 30, 202, the base salary for each executive officer was reviewed and established near the end of the fiscal year. Base salaries were established taking into consideration the executive officer’s personal performance and seniority, comparability within industry norms, and contribution to the Corporation’s growth and profitability. Management of the Corporation believes that a competitive base salary is an imperative element of any compensation program that is designed to attract talented and experienced executives.

Bonus Framework

During the financial year ended September 30, 2022, at the discretion of the Board, executives were provided with annual cash incentive bonuses based on annual financial performance and, at its discretion, the achievement of other financial and non-financial goals.

Compensation Practices Subsequent to the Fiscal Year Ended September 30, 2022

Subsequent to the fiscal year ended September 30, 2022, on October 31, 2022, the Board established the Compensation Committee and the Compensation Committee adopted a written charter for the Compensation Committee setting out its responsibilities for compensation matters, including:

▪	reviewing and making recommendations to the Board with respect to the overall compensation strategy and policies for directors, officers and employees of the Corporation, including executive officer and management compensation criteria, corporate and personal goals and objectives;

▪	reviewing and making recommendations to the Board with respect to the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and recommending to the Board the compensation level of the Chief Executive Officer based on this evaluation;

▪	reviewing and making recommendations to the Board with respect to the compensation of the Chairman of the Board;

▪	reviewing and making recommendations to the Board with respect to the annual compensation of all other executive officers and directors of the Corporation;

▪	reviewing and making recommendations to the Board, as appropriate, in connection with the Corporation’s succession planning with respect to the Chief Executive Officer and other senior executive officers;

▪	administering the Corporation’s equity incentive plan, and any other security based compensation plan that may be in effect from time to time, in accordance with the terms of such plans;

▪	making recommendations to the Board with respect to the Corporation’s incentive compensation and equity-based plans that are subject to Board approval;

▪	reviewing and approving the annual public disclosure in the information circular relating to executive compensation of the Corporation;

▪	reviewing and making recommendations regarding the form of annual evaluation of the Chief Executive Officer questionnaire; and

▪	reviewing the results of the annual evaluation of the Chief Executive Officer.

Group Benefits

The Corporation offers a group benefits plan, which includes medical benefits and a matching (up to 4%) 401K plan. The benefits plan is available to all full-time employees who choose to enroll, including officers of the Corporation.

Perquisites and Personal Benefits

While the Corporation reimburses its Named Executive Officers for expenses incurred in the course of performing their duties as executive officers of the Corporation, the Corporation did not provide any compensation that would be considered a perquisite or personal benefit to its Named Executive Officers, other than car allowances as disclosed below.

Performance Graph

The following graph compares the total cumulative return on funds invested in Common Shares, compared to the total cumulative return of the Standard and Poor’s TSX Venture Composite Total Return Index for the period from September 30, 2018 to September 30, 2022 (expressed in Canadian dollars):

	Sep 30, 2018	Sep 30, 2019	Sep 30, 2020	Sep 30, 2021	Sep 30, 2022
Quipt Home Medical Corp.	$100.00	$100.00	$154.12	$232.94	$167.65
S&P/TSX Venture Composite Index	$100.00	$78.78	$99.63	$121.11	$83.78

Over this period, the Corporation’s share price increased by 67.6% and has outperformed the S&P/TSX Venture Composite Index which decreased by 16.2%. As shown in the summary compensation table, total compensation decreased in 2022 as compared to 2021 when RSUs were granted. In addition, total compensation received by the Named Executive Officers (as defined below) is less then what they received in 2018. The Board considers the Corporation’s performance (including share price) in its compensation decision-making. Based on the growth and results of the Corporation over this period and the return to the Corporation's shareholders, the Board believes there is alignment between the compensation of the Named Executive Officers and the return to the Corporation's shareholders. In addition, as approximately 78% of the aggregate target total direct compensation of the Named Executive Officers in 2021 was security-based compensation (i.e., the grant date fair value of RSUs and options), in the medium to long-term, the realized compensation of the Named Executive Officers will continue to be directly and meaningfully impacted by the market value of the Common Shares. In 2022, the Named Executive Officers did not receive any new grants of Awards.

Share-Based and Option-Based Awards

An important part of the Corporation’s compensation program is to offer the opportunity and incentive for executives and staff to own shares of the Corporation. The directors of the Corporation believe that ownership of its shares will align the interests of executives and future staff with the interests of the Corporation’s shareholders. Management believes that the use of equity-based compensation as part of a competitive total compensation package for employees in certain roles also allows the Corporation to offer lower base salaries, thereby lowering its fixed cash compensation costs. With a view to extending the cash resources that the Corporation has available, it is important for the Corporation to be prudent in the management of its fixed cash expenses across all areas of operations, including in the area of employee compensation.

Security-based and option-based awards are not granted on a regular schedule but rather as the compensation is reviewed by the directors of the Corporation from time to time. When reviewing awards, consideration is given to the total compensation package of the executives and staff and a weighting of appropriate incentives groupings at the senior, mid and junior levels of the staff including past grants. At the time of any award, consideration is also be given to the available pool remaining for new positions being contemplated by the Corporation.

On March 25, 2021, the directors of the Corporation approved the 2021 Equity Incentive Plan of the Corporation (the “Omnibus Plan”) which became effective following approval by the shareholders of the Corporation thereof on May 3, 2021 (the “Effective Date”). The Omnibus Plan replaced the Corporation’s former amended and restated fixed number stock option plan (and its predecessors) (the “2019 Option Plan”) and its restricted share unit and deferred share unit plan (the “2017 RSU/DSU Plan”, and together with the 2019 Option Plan, the “Predecessor Plans”). Following the Effective Date, no further awards have been, or may be, granted under the Predecessor Plans.

All directors, officers, employees and consultants of the Corporation and/or its affiliates (“Participants”) are eligible to receive awards under the Omnibus Plan, subject to the terms of the Omnibus Plan. Awards include Common Share purchase options (“Options”), stock appreciation rights (“Stock Appreciation Rights”), restricted share awards (“Restricted Share Awards”), Restricted Share Units (“RSUs”), performance shares (“Performance Shares”), performance units (“Performance Units”), cash-based awards (“Cash-Based Awards”) and other share-based awards (collectively, the “Awards”), under the Omnibus Plan. A copy of the Omnibus Plan is available under the Corporation’s profile on SEDAR at www.sedar.com.

The Omnibus Plan serves several purposes for the Corporation. One purpose is to advance the interests of the Corporation by developing the interests of Participants in the growth and development of the Corporation by providing such persons with the opportunity to acquire a proprietary interest in the Corporation. All Participants are considered eligible to be selected to receive an Award under the Omnibus Plan. Another purpose is to attract and retain key talent and valuable personnel, who are necessary to the Corporation’s success and reputation, with a competitive compensation mechanism. Finally, the Omnibus Plan will align the interests of Participants with those of shareholders by devising a compensation mechanism which encourages the prudent maximization of distributions to shareholders and long-term growth. The Omnibus Plan is administered by the Board or, if applicable, a committee of the Board, currently upon recommendations by the Compensation Committee.

The maximum number of Common Shares available and reserved for issuance, at any time, under the Omnibus Plan, together with any other security-based compensation arrangements adopted by the Corporation, including the Predecessor Plans, may not exceed 6,126,698 Common Shares, being twenty percent (20%) of the issued and outstanding Common Shares on the Effective Date. The maximum amount of the foregoing Common Shares that may be awarded under the Omnibus Plan as “Incentive Stock Options” (as defined in the Omnibus Plan), shall be equal to the number of Common Shares reserved for issuance under the Omnibus Plan, namely, 20% of the issued and outstanding Common Shares on the Effective Date.

The number of Common Shares issuable to insiders, at any time, under all security based compensation arrangements of the Corporation, may not exceed 10% of the Corporation’s issued and outstanding Common Shares; and the number of Common Shares issued to insiders within any one-year period, under all security based compensation arrangements of the Corporation, may not exceed 10% of the Corporation’s issued and outstanding Common Shares. The maximum aggregate number of Common Shares that are issuable pursuant to Awards issued or granted, as applicable, to any one Participant under the Omnibus Plan, together with all other share based compensation, granted or issued in any 12 month period to any one Participant must not exceed 5% of the Common Shares, calculated as at the date any Award is granted or issued to the Participant (unless the Corporation has obtained the requisite disinterested shareholder approval). The aggregate number of Options which may be granted to any one Participant that is a consultant of the Corporation in any 12 month period must not exceed 2% of the issued Common Shares of the Corporation calculated at the first such grant date. In addition, the aggregate number of Options granted to all persons retained to provide investor relations activities must not exceed 2% of the issued Common Shares of the Corporation in any 12 month period calculated at the first such grant date (and including any Participant that performs investor relations activities and/or whose role or duties primarily consist of investor relations activities) and any such Options granted to any person retained to provide investor relations activities must vest in a period of not less than 12 months from the date of grant of the Award and with no more than 25% of the Options vesting in any three month period notwithstanding any other provision of the Omnibus Plan.

The amount of Awards granted to a non-employee director, within a calendar year period, pursuant to the Omnibus Plan shall not exceed US$750,000 in value of the aggregate of Common Share and cash Awards. The Omnibus Plan does not otherwise provide for a maximum number of Common Shares which may be issued to an individual pursuant to the Omnibus Plan and any other share compensation arrangement (expressed as a percentage or otherwise).

Any dividends or dividend equivalents payable in connection with a full value award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests. Participants holding Restricted Share Awards will have the right to vote the Common Shares and to receive any dividends or other distributions paid in cash or Common Shares, subject to the same vesting conditions as the original Award. Participants have no rights to receive cash dividends with respect to Restricted Share Units until Common Shares are issued in settlement of such Awards. However, the Board may grant Restricted Share Units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional Restricted Share Units whose value is equal to any cash dividends the Corporation pays. Dividend equivalent rights will be subject to the same vesting conditions and settlement terms as the original Award. In its discretion, the Board may provide for a Participant awarded Performance Shares to receive dividend equivalent rights with respect to cash dividends paid on the Common Shares to the extent that the Performance Shares become vested. The Board may grant dividend equivalent rights with respect to other share-based Awards that will be subject to the same vesting conditions and settlement terms as the original Award.

Options

The Omnibus Plan replaced the 2019 Option Plan. Options under the Omnibus Plan include Nonstatutory Stock Options and Incentive Stock Options.

The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value (as defined in the Omnibus Plan) of a Common Share on the effective date of grant of the Option; and (b) no Incentive Stock Option granted to a Ten Percent Owner (as defined in the Omnibus Plan) shall have an exercise price per share less than one hundred ten percent (100%) of the Fair Market Value of a Common Share on the effective date of grant of the Option. With the approval of the Board, a Participant may elect to exercise an Option, in whole or in part, on a ‘cashless exercise’ (“Cashless Exercise”) basis or a ‘net exercise’ (“Net Exercise”) basis. In connection with a Cashless Exercise of Options, a brokerage firm will loan money to a Participant to purchase Common Shares underlying the Options and will sell a sufficient number of Common Shares to cover the exercise price of the Options in order to repay the loan made to the Participant and the Participant retains the balance of the Common Shares. In connection with a Net Exercise of Options, a Participant would receive Common Shares equal in value to the difference between the Option price and the fair market value of the Common Shares on the date of exercise, computed in accordance with the Omnibus Plan.

The term of each Option shall be fixed by the Board but shall not exceed 10 years from the date of grant thereof, subject to certain limited exceptions.

Unless the Board decides otherwise, Options granted under Omnibus Plan will expire at the earliest of: (i) the expiry date; (ii) one year after termination due to disability of the Participant or after the Participant’s death; (iii) in the case of a termination for cause, immediately upon such termination of service or act; and (v) 30 days after termination without cause or termination for any other reason.

Incentive Stock Options may only be granted to employees. To the extent Options designated as Incentive Stock Options become exercisable for the first time during any calendar year for Common Shares having an aggregate fair market value greater than US$100,000, the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. Incentive Stock Options are subject to additional requirements and restrictions as provided in the Omnibus Plan and as required by the Code.

Stock Appreciation Rights

The Board may grant Stock Appreciation Rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for Common Shares or the surrender of the option and the exercise of the related Stock Appreciation Right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board. The exercise price of each Stock Appreciation Right may not be less than the Fair Market Value of a Common Share of the Corporation on the date of grant.

Upon the exercise of any Stock Appreciation Right, the Participant is entitled to receive an amount equal to the excess of the fair market value of the underlying Common Shares as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in Common Shares whose fair market value on the exercise date equals the payment amount. At the Board’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or Common Shares. The maximum term of any Stock Appreciation Right granted under the Omnibus Plan is ten years.

Stock Appreciation Rights are generally nontransferable by the Participant other than by will or by the laws of descent and distribution, and are generally exercisable during the Participant’s lifetime only by the participant. If permitted by the Board, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Board. Other terms of  Stock Appreciation Rights are generally similar to the terms of comparable Options.

Other Stock-Based Awards

Under the Omnibus Plan, the Board may grant other stock-based Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise related to, Common Shares, as deemed by the Board to be consistent with the purposes of the Omnibus Plan and the goals of the Corporation, including, without limitation, RSUs, Stock Appreciation Rights, and phantom awards. Stock Appreciation Rights are subject to the same requirements as Nonstatutory Options.

Other stock-based Awards may be settled in Common Shares, cash or a combination thereof.

Performance Shares and/or Performance Units (each, a “Performance Award”) may be granted by the Board in its sole discretion awarding cash or Common Shares (including Restricted Stock) or a combination thereof based upon the achievement of goals as determined by the Compensation Committee. Types of other stock-based Awards or Performance Awards include, without limitation, purchase rights, phantom stock, Stock Appreciation Rights, RSUs, performance units, Restricted Stock or Common Shares subject to performance goals, Common Shares awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures related to Common Shares, other rights convertible into Common Shares, Awards valued by reference to the value of Common Shares or the performance of the Corporation or a specified subsidiary, affiliate division or department, Awards based upon performance goals established by the Board and settlement in cancellation of rights of any person with a vested interest in any other plan, fund, program or arrangement that is or was sponsored, maintained or participated in by the Corporation or any subsidiary.

In its discretion, the Board may specify such criteria, periods or performance goals for vesting in the foregoing stock-based Awards or Performance Awards and/or payment thereof to Participants as it shall determine; and the extent to which such criteria, periods or goals have been met shall be determined by the Board. All terms and conditions of such stock-based Awards and Performance Awards shall be determined by the Board and set forth in the applicable Award agreement.

Restricted Share Awards

The Omnibus Plan provides the Board with additional equity-based compensation alternatives in the form of Restricted Share Awards. The Board may grant restricted share awards under the Omnibus Plan either in the form of a restricted share purchase right, giving a participant an immediate right to purchase Common Shares, or in the form of a restricted share bonus, in which Common Shares are issued in consideration for services to the Corporation rendered by the Participant. The Board determines the purchase price payable under Restricted Share Awards, which may be less than the then current Fair Market Value of the Common Shares. Restricted Share Awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals. Common Shares acquired pursuant to a Restricted Share Award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a Participant will forfeit any restricted shares as to which the vesting restrictions have not lapsed prior to the Participant’s termination of service. Participants holding restricted shares will have the right to vote the shares and to receive any dividends or other distributions paid in cash or shares, subject to the same vesting conditions as the original Award.

Restricted Share Units

The Board may grant Restricted Share Units under the Omnibus Plan, which represent rights to receive Common Shares on a future date determined in accordance with the Participant’s award agreement. No monetary payment is required for receipt of Restricted Share Units or the Common Shares issued in settlement of the award, the consideration for which is furnished in the form of the Participant’s services to the Corporation. The Board may grant Restricted Share Unit awards subject to the attainment of one or more performance goals similar to those described below in connection with Performance Awards, or may make the awards subject to vesting conditions similar to those applicable to restricted share awards. Restricted Share Units may not be transferred by the Participant. Unless otherwise provided by the Board, a Participant will forfeit any Restricted Share Units which have not vested prior to the Participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to Restricted Share Unit awards until Common Shares are issued in settlement of such awards. However, the Board may grant Restricted Share Units that entitle their holders to dividend equivalent rights, which are rights to receive cash or additional restricted share units whose value is equal to any cash dividends the Corporation pays. Dividend equivalent rights will be subject to the same vesting conditions and settlement terms as the original award.

Performance Awards

The Board may grant Performance Awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Corporation and the Participant. These awards may be designated as Performance Shares or Performance Units, which consist of unfunded bookkeeping entries generally having initial values equal to the Fair Market Value determined on the grant date of a Common Shares in the case of Performance Shares and a monetary value established by the Board at the time of grant in the case of Performance Units. Performance Awards will specify a predetermined amount of Performance Shares or Performance Units that may be earned by the Participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, Performance Awards may be settled in cash, Common Shares (including restricted shares that are subject to additional vesting) or any combination of these.

Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Corporation and each subsidiary corporation consolidated with the Corporation for financial reporting purposes, or such division or business unit of the Corporation as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures (or any other metric or goals the Board may determine): revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: share-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; adjusted pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; share price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; total shareholder return, employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project, completion of a joint venture or other corporate transaction, and personal performance objectives established for an individual Participant or group of Participants.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with the Corporation’s financial statements, generally accepted accounting principles, if applicable, or other methodology established by the Board, but prior to the accrual or payment of any Performance Award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards or any unusual or infrequently occurring event or transaction occurring after the establishment of the performance goals applicable to a Performance Award.

Following completion of the applicable performance period, the Board will determine the extent to which the applicable performance goals have been attained and the resulting value to be paid to the Participant. The Board may make positive or negative adjustments to Performance Award payments to reflect an individual’s job performance or other factors determined by the  Board. In its discretion, the Board may provide for a Participant awarded Performance Shares to receive dividend equivalent rights with respect to cash dividends paid on the Common Shares to the extent that the Performance Shares become vested. The Board may provide for Performance Award payments in lump sums or installments.

Unless otherwise provided by the Board, if a Participant’s service terminates due to the Participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of days of the Participant’s service during the performance period. The Board may provide similar treatment for a Participant whose service is involuntarily terminated. If a Participant’s service terminates prior to completion of the applicable performance period for any other reason, the Omnibus Plan provides that the Performance Award will be forfeited. No Performance Award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Cash-Based Awards and Other Share-Based Awards

The Board may grant Cash-Based Awards or other share-based Awards in such amounts and subject to such terms and conditions as the Board determines. Cash-Based Awards will specify a monetary payment or range of payments, while other share-based Awards will specify a number of shares or units based on shares or other equity-related Awards. Such Awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of Awards may be in cash or Common Shares, as determined by the Board. A Participant will have no voting rights with respect to any such Award unless and until shares are issued pursuant to the Award. The Board may grant dividend equivalent rights with respect to other share-based Awards that will be subject to the same vesting conditions and settlement terms as the original Award. The effect on such Awards of the Participant’s termination of service will be determined by the Board and set forth in the Participant’s Award agreement.

The summary above of the material terms of the Omnibus Plan and each of the Predecessor Plans is qualified in its entirety by reference to the full text thereof, a copy of each of which is available under the Corporation’s profile on SEDAR at www.sedar.com.

Summary Compensation Table for Named Executive Officers

The following table sets forth information concerning the total compensation paid in the financial years ended September 30, 2022, 2021 and 2020 to those persons who were Named Executive Officers of the Corporation for the financial year ended September 30, 2022 (expressed in U.S. dollars):

					Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)	Share-based awards(1) ($)	Option-based Awards(2) ($)	Annual incentive plans	Long term incentive plans	Pension value ($)	All other compensation ($)		Total compensation ($)
Gregory Crawford Chief Executive Officer	2022	557,510	N/A	N/A	N/A	N/A	N/A	285,431	(3)	842,940
	2021	513,462	2,362,863	367,333	N/A	N/A	N/A	440,501	(4)	3,684,159
	2020	425,000	N/A	N/A	N/A	N/A	N/A	15,066		440,066
Hardik Mehta Chief Financial Officer	2022	472,556	N/A	N/A	N/A	N/A	N/A	239,282	(3)	711,838
	2021	435,192	1,946,866	293,867	N/A	N/A	N/A	376,186	(4)	3,052,111
	2020	360,000	N/A	N/A	N/A	N/A	N/A	17,889		377,889

Notes:

(1)	For 2021, calculated based on the number of RSUs granted multiplied by the closing price of the Common Shares on the TSXV on the grant date and converted to USD based on the Bank of Canada daily exchange rate as of September 29, 2021.

(2)	For 2021, calculated at the date of the grant using the black-scholes options pricing model with the following assumptions: risk free interest rates of 1.63%; dividend yield of nil; expected stock price volatility of 55.08%; option life of 10 years, and converted to USD based on the Bank of Canada daily exchange rate as of September 29, 2021.

(3)	Included in other compensation is a bonus paid during the financial year ended September 30, 2022 to Mr. Crawford ($262,500) and Mr. Mehta ($222,500) for contributions in the financial year ended September 30, 2021.

(4)	Included in other compensation is a bonus paid during the financial year ended September 30, 2021 to Mr. Crawford ($425,000) and Mr. Mehta ($360,000) for contributions in the financial years ended September 30, 2020 and 2019.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth all awards outstanding for the Named Executive Officers as of September 30, 2022 (expressed in Canadian dollars):

	Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share based awards that have not vested(2) ($)
Gregory Crawford	581,000	1.50	April 9, 2028	2,440,200	144,131	821,547
	75,000	8.48	May 20, 2031
Hardik Mehta	518,500	1.50	April 9, 2028	2,177,700	119,018	678,403
	60,000	8.48	May 20, 2031

Notes:

(1)	Aggregate value is calculated based on the difference between the exercise price of the options and the last closing price of the Common Shares on the TSXV on September 30, 2022, namely $5.70.

(2)	Aggregate value is calculated based on the last closing price of the Common Shares on the TSXV on September 30, 2022, namely $5.70.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth the value of all incentive plan awards vested or earned for the Named Executive Officers during the year ended September 30, 2022 (expressed in Canadian dollars):

Name	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year(2) ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Gregory Crawford	1,125	1,223,863	Nil
Hardik Mehta	900	1,008,387	Nil

Notes:

(1)	Aggregate value is calculated based on the difference between the exercise price of the options and the closing price of the TSXV on the date they vest.

(2)	Aggregate value is calculated based on the closing price of the common shares on the TSXV on the date the awards vest.

Pension Plan Benefits

The Corporation has not implemented a pension plan.

Termination and Change of Control Benefits

Except as set forth below, as at the end of the Corporation’s most recently completed financial year (September 30, 2022) the Corporation had not entered into any contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, pursuant to retirement, a change in control of the Corporation or a change in Named Executive Officer’s responsibilities.

Each of Greg Crawford, the Chief Executive Officer of the Corporation, and Hardik Mehta, the Chief Financial Officer of the Corporation, are party to respective employment agreements (each, an “Employment Agreement”) with PHM Services, Inc. (“PHM Services”), a wholly owned subsidiary of the Corporation, pursuant to which PHM Services agreed to employ each of the respective executives for an initial period of three years (the “Initial Term”) commencing November 1, 2020 (the “Commencement Date”). Each Employment Agreement shall renew automatically for additional one year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”) upon the expiration of the Initial Term and/or Renewal Term, as applicable thereafter, unless earlier terminated in accordance with its terms. The initial base salary of each of Mr. Crawford and Mr. Mehta under their respective Employment Agreements are $525,000 and $445,000, respectively, during the first year of the Term and are subject to an increase of 7% on each anniversary of the Commencement Date.

Each Employment Agreement provides that in the event that PHM Services terminates such Employment Agreement “Without Cause” (as such term is defined in the respective Employment Agreements) then PHM Services shall pay to the applicable executive any compensation that was earned but not paid through the termination date, a monetary amount equal to the value of any accrued, but unused, vacation vested and any reimbursable expenses incurred by the executive but un-reimbursed on the termination date (collectively, the “Final Compensation”) together with a severance payment equal to the applicable executive’s base salary for the remaining period of the Term, less applicable deductions and withholdings (the “Severance Payment”) upon the executive’s execution and delivery of a full release from liability to PHM Services; provided however, in the event of termination within one-year following a “Change of Control” (as such term is defined in the respective Employment Agreements), the Severance Payment shall equal the greater of (i) the executive’s base salary for the remaining Term or (ii) the executive’s then current base salary multiplied by two. If an executive terminates his Employment Agreement during the Term with “Good Reason” (as such term is defined in the respective Employment Agreements) at any time and, in such case, will be entitled to receive the Final Compensation as well as the Severance Payment upon the executive’s execution and delivery of a release. In addition, if an Employment Agreement is terminated by PHM Services as a result of the executive’s death or disability or “For Cause” (as such term is defined in the respective Employment Agreements) or by the executive without “Good Reason”, PHM Services shall have no further obligations to the executive other than the obligation to pay the Final Compensation.

The Omnibus Plan provides that subject to the restrictions of Section 409A of the United States Internal Revenue Code, the Board may provide for the acceleration of vesting or settlement of any or all outstanding Awards upon such terms and to such extent as it determines, including upon a change in control and any termination of the service of any participant (including a Named Executive Officer) prior to, upon, or following any such change in control, and to such extent as the Board may determine. In addition, the Omnibus Plan provides the Board with discretion, subject to the provisions thereof and TSXV Policy 4.4, to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following the termination of service of a participant (including a Named Executive Officer) with the Corporation.

Risk of Compensation Practices and Disclosure

The directors of the Corporation have not proceeded to a formal evaluation of the implications of the risks associated with the Corporation’s compensation policies and practices. Risk management is a consideration of the directors when implementing its compensation program, and the directors of the Corporation do not believe that the Corporation’s compensation program results in unnecessary or inappropriate risk taking, including risks that are likely to have a material adverse effect on the Corporation.

Hedging Policy

The Corporation does not have a formal written policy restricting the Named Executive Officers or the directors of the Corporation from purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Named Executive Officers or directors of the Corporation, including prepaid variable forward contracts, equity swaps, collars or units of exchange funds.

Director Compensation

During the financial year ended September 30, 2022, the compensation of the directors of the Corporation was determined by the Board (subsequent to the financial year ended September 30, 2022 it will be upon recommendation of the Compensation Committee). Gregory Crawford is also an officer and employee of the Corporation and receives no additional remuneration for serving as a director (including in his role, if applicable, serving as the Chair of the Board, or as the Chair or a member of a Board committee).

Director Compensation Table for Directors (other than the Named Executive Officers)

The following table sets forth all compensation provided to person who was a director of the Corporation during the financial year ended September 30, 2022 (other than a director who is a Named Executive Officer, whose disclosure with respect to compensation is set out above) for the financial year ended September 30, 2022 (expressed in United States dollars):

Name	Fees earned ($)	Share-based awards ($)	Option-based awards(1) ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Mark Greenberg	192,500	N/A	N/A	N/A	N/A	Nil	192,500
Kevin Carter	40,000	N/A	N/A	N/A	N/A	Nil	40,000
Eugene Ewing	12,500	N/A	N/A	N/A	N/A	Nil	12,500
Brian Wessel(2)	53,333	N/A	261,261	N/A	N/A	Nil	314,549

Notes:

(1)	Calculated at the date of the grant using the black-scholes options pricing model with the following assumptions: risk free interest rates of 1.8%; dividend yield of nil; expected stock price volatility of 55.7%%; option life of 10 years.

(2)	Brian Wessel was appointed as a director of the Corporation on February 2, 2022.

(3)	Mr. Ewing ceased to be a director of the Corporation on January 10, 2022 upon his passing.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth all awards outstanding for each person who was a director of the Corporation during the financial year ended September 30, 2022 (other than a director who is a Named Executive Officer, whose disclosure with respect to incentive plan awards is set out above) as of September 30, 2022 (expressed in Canadian dollars):

	Option-Based Awards				Share-Based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share based awards that have not vested ($)
Mark Greenberg	428,750	1.50	April 9, 2028	1,800,750	52,500	299,250
	60,000	8.48	May 20, 2031
Kevin Carter	50,000	6.16	December 7, 2025	Nil	4,923	28,061
	5,625	8.48	May 20, 2031
Brian Wessel	75,000	6.75	February 2, 2032	Nil	N/A	N/A
Eugene Ewing	50,000	2.20	January 10, 2023(3)	175,000	N/A	N/A
	10,000	8,48	January 10, 2023(4)	N/A

Notes:

(1)	Aggregate value is calculated based on the difference between the exercise price of the options and the last closing price of the Common Shares on the TSXV on September 30, 2022, namely $5.70.

(2)	Aggregate value is calculated based on the last closing price of the Common Shares on the TSXV on September 30, 2022, namely $5.70.

(3)	Original expiry date (August 1, 2028) was accelerated upon Mr. Ewing’s passing on January 10, 2022.

(4)	Original expiry date (May 20, 2031) was accelerated upon Mr. Ewing’s passing on January 10, 2022.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth the value of all incentive plan awards vested or earned by any person who was a director of the Corporation during the financial year ended September 30, 2022 (other than a director who is a Named Executive Officer, whose disclosure with respect to incentive plan awards is set out above) during the year ended September 30, 2022:

Name	Option-based awards - Value vested during the year(1) ($)	Share-based awards - Value vested during the year(2) ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Mark Greenberg	900	482,650	N/A
Kevin Carter	84	19,389	N/A
Brian Wessel	1,875	N/A	N/A
Eugene Ewing	900	151,550	N/A

Notes:

(1)	Aggregate value is calculated based on the difference between the exercise price of the options and the closing price of the TSXV on the date they vest.

(2)	Aggregate value is calculated based on the closing price of the common shares on the TSXV on the date the awards vest.

14.             SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of September 30, 2022 regarding the number of Common Shares to be issued pursuant to equity compensation plans of the Corporation and the weighted-average exercise price of said securities:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders:
- Options	3,750,293	$4.24
- Restricted Stock Units	930,090	N/A	1,388,065
Equity compensation plans not approved by securityholders	-	-	-
Total	4,680,383	$4.24	1,388,065

The securities referred to in the table above were granted under the Omnibus Plan or the 2019 Option Plan, as applicable.

15.             INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the directors, the proposed nominees for election as director, the executive officers of the Corporation, or any of their respective associates or affiliates is or has been, during the year ended September 30, 2022, indebted to the Corporation or any of its subsidiaries in respect of loans, advances or guarantees of indebtedness.

16.             DIRECTOR AND OFFICER INSURANCE

The Corporation maintains an executive and organization liability insurance policy that covers directors and officers for costs incurred to defend and settle claims against directors and officers of the Corporation to an annual limit of US$20,000,000 with retention of US$2,500,000 on securities and oppressive conduct claims and US$2,500,000 on all other claims. The cost of coverage for 2022 was approximately US$1,118,000. Directors and officers do not pay any portion of the premiums and no indemnity claims were made or became payable during the year ended September 30, 2022.

17.             INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed herein and below, none of the informed persons (as such term is defined in NI 51-102) of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, has had any material interest, direct or indirect, in any transaction of the Corporation since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

The Corporation (through an indirect wholly owned subsidiary) has six market rate leases for office, warehouse, and retail space with a rental company owned and controlled by Gregory Crawford, the President and Chief Executive Officer of the Corporation, the majority of which were entered into in 2015. The leases have a combined area of 74,520 square feet. Lease payments under these leases were approximately US$52,000 per month, plus taxes, utilities, and maintenance, during the financial year ended September 30, 2022. Five of the leases terms ended and accordingly, in December 2022, the indirect wholly-owned subsidiary of the Corporation entered into five separate seven-year lease agreements with Mr. Crawford renewing five of the leases. Subsequent to the year ended September 30, 2022, the lease payments are approximately US$65,000 per month, plus taxes, utilities, and maintenance.

18.             MANAGEMENT CONTRACTS

There are no management functions of the Corporation which are to any substantial degree performed by a person or a company other than the directors or executive officers of the Corporation.

19.             PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Other than the foregoing, management of the Corporation knows of no other matter to come before the Meeting other than those referred to in the Notice. However, if any other matters which are not known to the management should properly come before the Meeting, the accompanying form of proxy confers discretionary authority upon the persons named therein to vote on such matters in accordance with their best judgment.

20.             ADDITIONAL INFORMATION

Additional information relating to the Corporation, including copies of the Corporation's financial statements and Management's Discussion and Analysis is available on SEDAR at www.sedar.com, copies of which may be obtained from the Corporation upon request. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

21.             CURRENCY

Unless otherwise specified, all dollar amounts in this Circular, including the symbol “$”, are expressed in Canadian dollars.

DATED this 1st day of February, 2023.

BY ORDER OF THE BOARD

(signed) “Gregory Crawford”

Chairman of the Board of Directors

EXHIBIT “A”

CHANGE OF AUDITOR REPORTING PACKAGE

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